Exhibit 99.1


       Jaco Electronics Reports Fiscal Fourth Quarter Diluted EPS of $0.07

     HAUPPAUGE, N.Y.----Sept. 28, 2006--Jaco Electronics, Inc. (Nasdaq: JACO):


Conference Call:       September 28, 2006 at 4:30 p.m. ET
Dial-in number:        800/731-1098  (U.S. and Canada)
Webcast:               http://www.vcall.com/IC/CEPage.asp?ID=109614
Web Replay:            Available for 90 days
Call Replay:           Available until September 30, 2006 at 6:30
                        p.m. ET by dialing 800/633-8284
Replay access code:    21305477



     Jaco Electronics, Inc. (Nasdaq: JACO), a distributor and integrator of electronic components and flat panel solutions, today reported results for its fiscal 2006 fourth quarter and twelve-month period ended June 30, 2006.


                  Summary of Fiscal 2006 Fourth Quarter Results
                     ($ in thousands, except per-share data)

                                          Three Months Ended June 30,
----------------------------------------------------------------------
                                              2006          2005*
------------------------------------------============================
Net sales                                      $67,046        $59,083
----------------------------------------------------------------------
Gross profit                                     8,641          5,051
----------------------------------------------------------------------
Selling, general and administrative
 expenses                                        7,332          7,492
----------------------------------------------------------------------
Operating income (loss)                          1,309         (2,441)
----------------------------------------------------------------------
Interest expense                                   878            596
----------------------------------------------------------------------
Earnings (loss) from continuing operations
 before income taxes                               431         (3,037)
----------------------------------------------------------------------
Net earnings (loss)                                416         (1,984)
----------------------------------------------------------------------
Diluted net earnings (loss) per share            $0.07         $(0.32)
----------------------------------------------------------------------


     * The fiscal 2005 fourth quarter results included a non-recurring, non-cash, pre-tax write down of approximately $2,200,000, or $0.22 per share after tax, of the Company's inventories to their current expected market value.

     Jaco's Chairman and Chief Executive Officer Joel Girsky, stated, "The fiscal 2006 fourth quarter marked our second consecutive profitable quarter. I am pleased that we are deriving results from our strategy to focus on marketing product lines from core vendors while positioning the Company as a value-added services leader in logistics and flat panel display (FPD) design and integration. Importantly, we continue to see positive results during the first quarter of fiscal 2007, which we believe will produce our third consecutive profitable quarter.

     "Net sales for fiscal 2006 were $229 million, a slight decline from fiscal 2005 levels. However, with our focus on core vendors and increase in FPD sales, we improved annual gross profits by approximately 17%, to $30.2 million or 13.2% of net sales. In addition, our continued discipline in managing expenses throughout fiscal 2006 resulted in a 12.5% reduction in SG&A costs and, when combined with the gross profit growth, resulted in a significant operating profit turnaround. Operating income for fiscal 2006 was $2.1 million, with $1.3 million of this amount generated in the fiscal fourth quarter.

     "Fourth quarter net sales reached $67 million, the highest quarterly level of the fiscal year, as Jaco recorded strong sales growth in its FPD operations. While we carefully monitor costs, we remain committed to investing in our FPD business. During fiscal 2006, we continued to add Business Development Managers to our FPD operations to provide further technical expertise and support in the sales process. We believe these additions are important, as we market Jaco's capabilities in providing advanced performance characteristics and enhancements to prospective customers. During the fiscal 2006 fourth quarter, Jaco's FPD operations contributed approximately 27% of quarterly net sales, compared with approximately 12% of net sales in the same period last year. On an annual basis, FPD sales reached $61 million, a 56% rise over fiscal 2005 levels.

     "Jaco's gross profit margin remains a function of our sales mix and can vary based on quarterly fluctuations related to sales to major contract manufacturers through our logistics programs. Reflecting Jaco's fiscal 2006 fourth quarter net sales mix, gross profit margin was 12.9%, while the full year fiscal 2006 gross margin was approximately 13.2%.

     "Cost disciplines remain an important element in our overall business strategy and Jaco's fiscal 2006 fourth quarter SG&A expenses were 10.9% of net sales, down from 11.6% in the fiscal 2006 third quarter and 12.7% in the fiscal 2005 fourth quarter. The increased net sales, higher gross profit margin and management of costs combined to result in bottom line earnings of $0.07 per diluted share in the fiscal fourth quarter.

     "We believe Jaco continues to transform itself into a value-added service leader and is well positioned for fiscal 2007 based on a diversified sales mix, continued benefits from our investments in the FPD integration center and a streamlined cost structure."

     About Jaco Electronics

     Jaco is a leading distributor of electronic components to industrial OEMs and contract manufacturers. Jaco distributes products such as semiconductors, capacitors, resistors, electromechanical devices, flat panel displays (FPD) and power supplies, which are used in the manufacture and assembly of electronic products, including: telecommunications equipment, computers and office equipment, medical devices and instrumentation, industrial equipment and controls, military/aerospace systems and automotive and consumer electronics.

     Jaco has two distribution centers and 16 strategically located sales offices throughout the United States, and one in Beijing, China. The Company operates an in-house FPD integration center housing its engineering and manufacturing staff and operations. The integration center enhances Jaco's ability to provide customers with unique value-added display solutions and a "one-stop" source for their FPD supply and integration requirements. In addition to customized FPD solutions, Jaco provides a variety of value-added services including automated inventory management services and assembling stock items for customers into pre-packaged kits.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release provides historical information and includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties, including, but not limited to, our dependence on a limited number of distributors for our products, that most of our distributor agreements are cancelable upon short notice, the impact of downturns in our industry and the general economy, the market for our products is very competitive, the impact of disruptions in air or sea transportation and possible future legislative or regulatory changes on our business, volatility in electronic components' pricing may reduce our profit margins, the level of costs or difficulties incurred in connection with integrating the operations of businesses we acquire, the financial strength of our customers and suppliers, and other risks disclosed from time to time in our Securities and Exchange Commission filings. The forward-looking statements in this press release involve assumptions, risks and uncertainties that could cause our actual results or performance, including margins, SG&A expenses as a percentage of revenues and earnings per diluted share, to differ materially from those expressed in the forward-looking statements. We believe that all forward-looking statements made by us have a reasonable basis, but we cannot assure you that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. As a result, our actual results may differ materially from the information set forth herein.



                     JACO ELECTRONICS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
              ($ in thousands, except share and per share amounts)

                          Three months ended     Twelve months ended
                               June 30,               June 30,
                        ---------------------- -----------------------
                           2006       2005        2006        2005
                         ---------- ----------  ----------- ----------
                             (unaudited)              (audited)
Net sales               $   67,046 $   59,083  $  228,521  $  231,825
                         ---------- ----------  ----------- ----------
Gross profit                 8,641      5,051      30,205      25,900
Selling, general &
 administrative expenses     7,332      7,492      28,082      32,112
                         ---------- ----------  ----------- ----------
Operating income (loss)      1,309     (2,441)      2,123      (6,212)
Interest expense               878        596       2,618       2,029
                         ---------- ----------  ----------- ----------
Earnings (loss) from
 continuing operations
 before income taxes           431     (3,037)       (495)     (8,241)

Income tax provision
 (benefit)*                     15     (1,252)     6,467*      (2,814)
                         ---------- ---------- ------------ ----------


Income (loss) from
 continuing operations         416     (1,785)     (6,962)     (5,427)
                         ---------- ----------  ----------- ----------

Discontinued operations:
(Loss) earnings from
 discontinued
 operations, net of
 taxes                          --       (199)         --         567
                         ---------- ----------  ----------- ----------

Net earnings (loss)     $      416 $   (1,984) $   (6,962) $   (4,860)
                         ========== ==========  =========== ==========

Basic and diluted
 earnings (loss) per
 common share:
Earnings (loss) from
 continuing operations  $     0.07 $    (0.29) $    (1.11) $    (0.87)
                         ---------- ----------  ----------- ----------
Earnings (loss) from
 discontinued operations$     0.00 $    (0.03) $     0.00  $     0.09
                         ---------- ----------  ----------- ----------
Basic and diluted
 earnings per share     $     0.07 $    (0.32) $    (1.11) $    (0.78)
                         ---------- ----------  ----------- ----------

Weighted average shares:
   Basic                 6,294,332  6,267,832   6,282,601   6,249,622
                         ========== ==========  =========== ==========
   Diluted               6,381,941  6,267,832   6,282,601   6,249,622
                         ========== ==========  =========== ==========


* During the year ended June 30, 2006, $6,394 was added to Jaco's income tax provision to reduce the carrying value of the Company's deferred tax asset to zero.


      Summary Balance Sheet         Supplemental Financial Statistics
       As of June 30, 2006

Accounts Receivable
 (net)               $36,498,000    Per Share Price (9/27/06)   $3.73
Inventories (net)     33,271,000    Book Value Per Share        $5.59
                                    Tangible Book Value Per
                                     Share                      $1.55
Revolving Credit
 Facility            $35,096,000
Accounts Payable and
Accrued Expenses      31,539,000
Shareholders' Equity $35,171,000


     CONTACT: Jaco Electronics, Inc.
              Jeffrey D. Gash, 631-273-5500
              jgash@jacoelect.com
              or
              Jaffoni & Collins Incorporated
              Joseph N. Jaffoni, Robert L. Rinderman, 212-835-8500 jaco@jcir.com